Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

		December 31, 2005	December 31, 2004
			(A)
	Assets:
	Current assets
	Cash and cash equivalents	$76,919	$163,637
	Restricted cash	1,416	9,950
	Accounts receivable, net of allowance for doubtful accounts	127,784	103,551
	Receivables from affiliates	2,146	1,626
	Notes and other receivables	16,303	20,825
	Deferred income taxes	3,935	4,021
	Real estate under development (B)	129,963	9,564
	Real estate and other assets held for sale (C)	20,791	49,637
	Available for sale securities	542	—
	Other current assets	27,399	17,657
	Total current assets	407,198	380,468

	Furniture and equipment, net	19,787	18,649
	Deferred income taxes	16,270	22,935
	Real estate under development (B)	117,210	56,394
	Real estate held for investment (B)	89,906	106,157
	Investments in unconsolidated subsidiaries (D)	175,411	74,090
	Goodwill, net	75,239	74,357
	Receivables from affiliates	7,458	—
	Available for sale securities	18,089	—
	Other assets	21,599	15,900
		$948,167	$748,950

	Liabilities and Stockholders’ Equity:
	Current liabilities
	Accounts payable	$31,698	$23,731
	Accrued expenses	155,760	146,026
	Payables to affiliates	4	40
	Income taxes payable	16,313	18,121
	Current portion of long-term debt	1,302	6
	Current portion of notes payable on real estate	133,941	10,263
	Liabilities related to real estate and other assets held for sale (E)	17,508	31,643
	Other current liabilities	5,944	12,585
	Total current liabilities	362,470	242,415
	Long-term debt, less current portion	35,034	8
	Notes payable on real estate, less current portion	106,216	110,794
	Other liabilities	13,448	10,027
	Total liabilities	517,168	363,244
	Minority interest	29,528	44,756

	Stockholders’ equity
	Preferred stock	—	—
	Common stock	379	379
	Paid-in capital	205,084	196,314
	Retained earnings	240,887	190,252
	Accumulated other comprehensive income	1,713	2,043
Less:	Treasury stock	(32,776)	(36,921)
	Unearned stock compensation, net	(13,816)	(11,117)
	Total stockholders’ equity	401,471	340,950
		$948,167	$748,950

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2004, have been reclassified to conform to the presentation at December 31, 2005.

(B) Total real estate owned was $357,613 and $220,985 at December 31, 2005 and December 31, 2004, respectively.

(C) Real estate and other assets held for sale consist of the following:

	December 31, 2005	December 31, 2004
Real estate (B)	$20,534	$48,870
Other assets	257	767
	$20,791	$49,637

(D) Investments in unconsolidated subsidiaries consist of the following:

	December 31, 2005	December 31, 2004
Real estate development	$44,496	$39,829
Other	130,915	34,261
	$175,411	$74,090

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	December 31, 2005	December 31, 2004
Notes payable on real estate	$16,001	$28,647
Other liabilities	1,507	2,996
	$17,508	$31,643